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                                                                     Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                TWIN LAKES, INC.

         I, the person hereinafter named as Incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of the Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

         FIRST: The name of the corporation (hereinafter called the Corporation) is Twin Lakes, Inc.

         SECOND: The name of the Corporation's resident agent in the State of Nevada is Johnny R. Thomas, and the street address of the said agent where process may be served upon the corporation is 1700 W. Horizon Ridge Parkway, Henderson, Nevada 89012. The mailing address and the street address of the said resident agent are identical.

         THIRD: The number of common shares the Corporation is authorized to issue is Forty Million, all of which are of a par value of $.001 each. The number of preferred shares the Corporation is authorized to issue is Eight Million, all of which are of a par value of $.001 each.

         No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

         FOURTH: The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

         The number of members constituting the first Board of Directors of the Corporation is two; and the names and the post office box or street address, either residence or business, of said members are as follows:


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Address                                              Address
-------                                              -------

Johnny R. Thomas                            1700 W. Horizon Ridge Parkway
                                                     Henderson, Nevada 89012

John C. Francis                             1700 W. Horizon Ridge Parkway
                                                     Henderson, Nevada 89012

         The number of directors of the Corporation may be increased or decreased in the manner provided in the By-Laws of the Corporation; provided, that the number of directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

         FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

Name                                                 Address
----                                                 -------

Elliot H. Lutzker, Esq.                     Snow Becker Krauss P.C.
                                                     605 Third Avenue
                                                     New York, New York 10158

         SIXTH:  The Corporation shall have perpetual existence.

         SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

         EIGHTH: The Corporation may, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         NINTH:  The Corporation may engage in any lawful activity.


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         TENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on January 24, 2000.



                                                     /s/ Elliot H. Lutzker
                                                     ---------------------------
                                                     Elliot H. Lutzker





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